The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated [●], 2019
FORM OF PROSPECTUS SUPPLEMENT1
 (to Prospectus dated            , 2019)
Shares
Guggenheim Credit Allocation Fund
Common Shares
$    per Share

Investment Objective. Guggenheim Credit Allocation Fund (the “Fund”) is a diversified, closed-end management investment company. The Fund’s investment objective is to seek total return through a combination of current income and capital appreciation. The Fund cannot assure investors that it will achieve its investment objective or be able to structure its investments as anticipated, and you could lose some or all of your investment.
Investment Strategy. Under normal market conditions, the Fund will invest at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in fixed-income securities, debt securities and loans and investments with economic characteristics similar to fixed-income securities, debt securities and loans
(continued on following page)
NYSE Listing. The Fund’s currently outstanding Common Shares are, and the          Common Shares offered by this Prospectus Supplement and the accompanying Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “GGM.” As of                , the net asset value (“NAV”) per share of the Fund’s Common Shares was $       per share and the last reported sale price of the Fund’s Common Shares on the NYSE was $       per share, representing a [premium/discount] to NAV of       %.

Investing in the Fund’s Common Shares involves certain risks.  See “Risks” on page of the accompanying Prospectus and “ ” on page of this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Fund(2)	$	$
                            (notes on following page)

The underwriters expect to deliver the common shares to purchasers on or about              .

This Prospectus Supplement is dated             .

1 In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

(notes from previous page)
______________________

(1)
[The Fund has granted the underwriters an option to purchase up to an additional                common shares at the public offering price, less the sales load, within     days of the date of this prospectus solely to cover overallotments, if any.  If such option is exercised in full, the public offering price, sales load, estimated offering expenses and proceeds, before expenses, to the Fund will be $     , $      and $      , respectively.  See “Underwriting.”]

(2)
Offering expenses payable by the Fund will be deducted from the Proceeds, before expenses, to the Fund.  Total offering expenses (other than sales load) are estimated to be $        , which will be paid by the Fund.

(continued from previous page)

(collectively, “credit securities”). Credit securities in which the Fund may invest consist of corporate bonds, loans and loan participations, asset-backed securities (all or a portion of which may consist of collateralized loan obligations), mortgage-backed securities (both residential mortgage-backed securities and commercial mortgage-backed securities), U.S. Government and agency securities, mezzanine and preferred securities, convertible securities, commercial paper, municipal securities and sovereign government and supranational debt securities. The Fund will seek to achieve its investment objective by investing in a portfolio of credit securities selected from a variety of sectors and credit qualities. The Fund may invest in credit securities that are rated below investment grade, or, if unrated, determined to be of comparable quality (also known as “high yield securities” or “junk bonds”). The Fund may invest in credit securities of any duration or maturity. Credit securities in which the Fund may invest may pay fixed or variable rates of interest. The Fund may invest without limitation in securities of non-U.S. issuers, including issuers in emerging markets.

This Prospectus Supplement, together with the accompanying Prospectus, dated , 2019, sets forth concisely the information that you should know before investing in the Fund’s Common Shares. You should read this Prospectus Supplement and the accompanying Prospectus, which contain important information about the Fund, before deciding whether to invest, and you should retain them for future reference. A Statement of Additional Information, dated       , 2019  (the “SAI”), containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus and SAI, you should rely on this Prospectus Supplement. You may request a free copy of the SAI, the table of contents of which is on page   of the accompanying Prospectus, or request other information about the Fund (including the Fund’s annual and semi-annual reports) or make shareholder inquiries by calling (800) 345-7999 or by writing the Fund, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s reports and the SAI will also be available from the Fund’s website at www.guggenheiminvestments.com.

The Fund’s common shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.
Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

* * *
Beginning on January 1, 2021, paper copies of the Fund’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website address to access the report.

     If you already elected to receive shareholder reports electronically, you will not be affected by this change, and you need not take any action. At any time, you may elect to receive shareholder reports and other communications from the Fund electronically by contacting your financial intermediary or, if you are a registered shareholder and your shares are held with the Fund’s transfer agent, Computershare, you may log into your Investor Center account at www.computershare.com/investor and go to “Communication Preferences” or call 1-866-488-3559.

     You may elect to receive paper copies of all future shareholder reports free of charge. If you invest through a financial intermediary, you can contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports; if you invest directly with the Fund, you may call Computershare at 1-866-488-3559. Your election to receive reports in paper form will apply to all funds held in your account with your financial intermediary or, if you invest directly, to all closed-end funds you hold.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement and the accompanying Prospectus contain or incorporate by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and our beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this Prospectus Supplement and the accompanying Prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended.

TABLE OF CONTENTS
Page
Prospectus Supplement

Prospectus Supplement Summary	S-

Summary of Fund Expenses	S-

Capitalization	S-

Use of Proceeds	S-

Recent Developments	S-

Underwriters	S-

Legal Matters	S-

Independent Registered Public Accounting Firm	S-

Additional Information	S-

Prospectus
Prospectus Summary

Summary of Fund Expenses

Senior Securities and Other Financial Leverage

The Fund

Use of Proceeds

Market and Net Asset Value Information

Investment Objective and Policies

The Fund’s Investments

Use of Financial Leverage

Risks

Management of the Fund

Net Asset Value

Distributions

Dividend Reinvestment Plan

Description of Capital Structure

Anti-Takeover and Other Provisions in the Fund’s Governing Documents

Closed-End Fund Structure

Repurchase of Common Shares; Conversion to Open-End Fund

Tax Matters

Plan of Distribution

Custodian, Administrator, Transfer Agent and Dividend Disbursing Agent

Legal Matters

Independent Registered Public Accounting Firm

Additional Information

Privacy Principles of the Fund

Table of Contents of the Statement of Additional Information

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus in making your investment decisions. The Fund has not authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this Prospectus Supplement and in the accompanying Prospectus is accurate only as of the respective dates on their front covers. The Fund’s business, financial condition and prospects may have changed since such dates. The Fund will advise investors of any material changes to the extent required by applicable law.

PROSPECTUS SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated           , 2019 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks,” prior to making an investment in the Fund. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

The Fund
Guggenheim Credit Allocation Fund (the “Fund”) is a diversified, closed-end management investment company that commenced operations on June 26, 2013. The Fund’s investment objective is to seek total return through a combination of current income and capital appreciation.
 The Fund’s common shares of beneficial interest, par value $0.01 per share, are called “Common Shares” and the holders of Common Shares are called “Common Shareholders” throughout this Prospectus Supplement and the accompanying Prospectus.

Management of the Fund
Guggenheim Funds Investment Advisors, LLC (the “Investment Adviser”) serves as the Fund’s investment adviser and is responsible for the management of the Fund. Guggenheim Partners Investment Management, LLC (the “Sub-Adviser”) serves as the Fund’s investment sub-adviser and is responsible for the management of the Fund’s portfolio of securities. Each of the Investment Adviser and the Sub-Adviser is a wholly-owned subsidiary of Guggenheim Partners, LLC (“Guggenheim Partners”). Guggenheim Partners is a diversified financial services firm with wealth management, capital markets, investment management and proprietary investing businesses, whose clients are a mix of individuals, family offices, endowments, foundation insurance companies and other institutions that have entrusted Guggenheim Partners with the supervision of more than $      billion of assets as of       . Guggenheim Partners is headquartered in Chicago and New York with a global network of offices throughout the United States, Europe and Asia. The Investment Adviser and the Sub-Adviser are referred to herein collectively as the “Adviser.”

Listing and Symbol
The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “GGM.” As of            , the last reported sale price for the Fund’s Common Shares was $          . The net asset value (“NAV”) per share of the Fund’s Common Shares at the close of business on            , was $            .

Distributions
The Fund has paid distributions to Common Shareholders monthly since inception. Payment of future distributions is subject to approval by the Fund’s Board of Trustees, as well as meeting the covenants of any outstanding borrowings and the asset coverage requirements of the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s next regularly scheduled distribution will be for the month ending                                       and, if approved by the Board of Trustees, is expected to be paid to common shareholders on or about           .

The Offering	Common Shares Offered by the Fund

Common Shares Outstanding after the Offering

The number of Common Shares offered and outstanding after the offering assumes the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, the Fund will issue an additional     Common Shares and will have           Common Shares outstanding after the Offering.

The Fund’s Common Shares have recently traded at a premium to net asset value (“NAV”) per share and the price of the Common Shares is expected to be above net asset value per share. Therefore, investors in this offering are likely to experience immediate dilution of their investment. Furthermore, shares of closed-end investment companies, such as the Fund, frequently trade at a price below their NAV. The Fund cannot predict whether its Common Shares will trade at a premium or a discount to NAV.

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.

Use of Proceeds
The Fund estimates the net proceeds of the offering to be approximately $        .  The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within            months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Common Shares primarily for these purposes.

SUMMARY OF FUND EXPENSES
The following table contains information about the costs and expenses that Common Shareholders will bear directly or indirectly. The table is based on the capital structure of the Fund as of              (except as noted below) after giving effect to the anticipated net proceeds of the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus and assuming that the Fund incurs the estimated offering expenses. The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.
Shareholder Transaction Expenses
Sales load (as a percentage of offering price)    %
Offering expenses borne by the Fund (as a percentage of offering price)                                                                                                                                               %(1)
Automatic Dividend Reinvestment Plan fees(2) None

Annual Expenses	Percentage of Net Assets Attributable to Common Shares(3)
Management fees(4)%
Interest expense(5)%
Other expenses(6)%
Total annual expenses	%

(1)
The Adviser has incurred on behalf of the Fund all costs associated with the Fund’s registration statement and any offerings pursuant to such registration statement. The Fund has agreed, in connection with any offering, to reimburse the Adviser for offering expenses incurred by the Adviser on the Fund’s behalf in an amount up to the lesser of the Fund’s actual offering costs or    % of the total offering price of the Common Shares sold in such offering.

(2)	Common Shareholders will pay brokerage charges if they direct the Plan Agent to sell Common Shares held in a dividend reinvestment account. See “Automatic Dividend Reinvestment Plan.”
(3)	Based upon average net assets applicable to Common Shares during the period ended .
(4)
The Fund pays the Adviser an annual fee, payable monthly, in an amount equal to 1.00% of the Fund’s average daily Managed Assets (net assets plus any assets attributable to Financial Leverage). The fee shown above is based upon outstanding Financial Leverage of    % of the Fund’s Managed Assets. If Financial Leverage of more than     % of the Fund’s Managed Assets is used, the management fees shown would be higher. Management fees calculated based on management fees earned for the year ended divided by average net assets attributable to Common Shareholders for the period ended     .

(5)
Interest expense is based on the Fund’s outstanding reverse repurchase agreements as of    , and assumes the use of leverage in the form of reverse repurchase agreements representing    % of the Fund’s Managed Assets at an annual interest rate cost to the Fund of    %. The actual interest expense will vary over time in accordance with the amount of reverse repurchase agreement transactions and variations in market interest rates.

(6)	Other expenses are estimated based upon those incurred during the fiscal year ended .
Example
As required by relevant SEC regulations, the following Example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) “Total annual expenses” of  % of net assets attributable to Common Shares, (2) the sales load of $ and estimated offering expenses of $    , and (3) a 5% annual return*:
	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$	$	$	$
___________

*
The Example should not be considered a representation of future expenses or returns.  Actual expenses may be higher or lower than those assumed. Moreover, the Fund’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the Example. The Example assumes that all dividends and distributions are reinvested at net asset value.

CAPITALIZATION
The following table sets forth the Fund’s capitalization at          :
(i)	on a historical basis;

(ii)	on an as adjusted basis to reflect the issuance of an aggregate of Common Shares pursuant to the Fund’s Automatic Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and
(iii)	on an as further adjusted basis to reflect the assumed sale of of Common Shares at a price of $ per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the aggregate underwriting discount of $ and estimated offering expenses payable by the Fund of $ (assuming no exercise of the underwriters’ over-allotment option).
	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Short-Term Debt:
Borrowings	$	$	$
Common Shareholder’s Equity:
Common shares of beneficial interest, par value $0.01 per share; unlimited shares authorized,        shares issued and outstanding (actual),           shares issued and outstanding (as adjusted), and      shares issued and outstanding (as further adjusted)

Additional paid-in capital
Total distributable earnings (loss)
Net assets

USE OF PROCEEDS

The Fund estimates that the net proceeds to the Fund from this offering will be approximately $            million (or $              million if the underwriters exercise their over-allotment option to purchase additional Common Shares in full), after deducting underwriting discounts and commissions and estimated offering expenses borne by the Fund.
The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within              months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in U.S. government securities or high quality, short-term money market securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Common Shares primarily for this purpose.

RECENT DEVELOPMENTS
[TO COME, IF ANY]

UNDERWRITERS
[TO COME]
LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as special counsel to the Fund in connection with the offering of Common Shares. Certain legal matters will be passed on by                , , , as special counsel to the underwriters in connection with the offering of Common Shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, 1775 Tysons Blvd, Tysons, Virginia 22102, serves as the independent registered public accounting firm of the Fund and will annually render an opinion on the financial statements of the Fund.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s web site (http://www.sec.gov).

$
Guggenheim Credit Allocation Fund

Common Shares

_____________

FORM OF
PROSPECTUS
 SUPPLEMENT
_____________